UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 1, 2011

Date of Report (Date of earliest event reported)

Nano Mask, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-27421	87-0561647
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 West Liberty Street, Suite 880, Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)

209-275-9270

Registrant's telephone number, including area code

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2011, Nano Mask, Inc. (the “Company”) appointed David J. Willoughby and Vicki L. Aksland as directors. Mr. Willoughby was also named as Vice-President of Marketing and Sales. Ms. Aksland will continue to serve as Executive Assistant, a position she has held since April 2009.

David J. Willoughby, age 49, has worked in numerous marketing, sales, and product development capacities within the health care industry for the last 20 years. Since 2000 until joining the Company, Mr. Willoughby was Vice President of Granvid Technologies Inc., a health care marketing and intellectual property development company where he was responsible for marketing with a strategic focus on new product development and applications within the areas of infection control, wound care and biomaterial coatings. Prior to that position, from 1995 to 1999, he was instrumental in establishing Ultravena Industries USA Ltd., a medical device manufacturer which developed the first ever patented alternative donning technology for the medical latex and synthetic glove markets. At Ultavena, Mr. Willoughby was assigned responsibilities as senior marketing manager for Ultravena (Canada) before eventually overseeing the majority of the company’s North American dental and industrial market segment activities. From 1992 to 1995 Mr. Willoughby worked for DFS GmbH (Germany), holding the position of North American marketing manager responsible for building the company’s private label programs with internationally recognized health care manufacturers in the US, Canada and Japan. During his years in the health care industry, he has demonstrated strong skills in product development, channel marketing and sales management along with a thorough understanding of the processes behind effective international business development and management. His participation as an officer and director will add support and guidance in expanding both our domestic and international business strategies and activities.

Mr. Willoughby’s employment agreement as Vice President of Marketing and Sales is for an initial term of six months subject to renewal by mutual agreement. His compensation will be $50,000 for the six month term with a signing bonus of 100,000 shares of the Company’s restricted common stock. He will receive no additional compensation for his service as a director.

Vicki L. Aksland, age 45, has been a shareholder of the Company since 2005. Since April 2009 she has worked for the Company as an Executive Assistant. Prior to that, from February 2006 to June 2010, she was employed as a licensed real estate salesperson with Coldwell Banker, Manteca, CA. From July 1996 to December 1998 she was employed with Re/Max Almond Valley as a licensed real estate salesperson with offices in Manteca and Ripon, CA and from March 1994 to June 1996 she was with Century 21 Yeoman's Real Estate in Tracy, CA as a licensed salesperson. From July 1987 to March 2005, she was co-owner and bookkeeper for Bennett's Backhoe Service. From February 1986 to February 1988, Ms. Aksland was a bookkeeper responsible keeping accounts for 5 Exxon stations. Her in-depth knowledge of the Company and her previous business experience make her particularly suited to understand what is necessary for the Company to succeed.

Ms. Aksland works for the Company under a consulting agreement that runs through December 31, 2011, renewable by mutual agreement, on an as-needed basis. Ms. Aksland will receive $15,000 per year as a fee for her service as a director.

 There are no other arrangements or understandings between either of the new directors or any other persons pursuant to which either was selected as a director. At this filing date, no board committee assignments have been decided for either of the new directors.

The Company has compensation agreements with the remainder of its management team that run through December 31, 2011, all subject to renewal by mutual agreement, as follows:

Edward Suydam	Chief Executive Officer and President	$150,000 per year
Michael Marx	Chief Financial Officer	$80,000 per year
Marc Kahn	Chief Medical Officer	$80,000 per year

None of the above officers receive any additional compensation for their service as directors. Director Mark Cox receives $15,000 per year as a fee for his service as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: July 7, 2011

Nano Mask, Inc.

By:  /S/ Edward J. Suydam

Edward Suydam, CEO and President